Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-169323) pertaining to the Geovic Mining Corp. 2010 Stock Award Plan,

(2)	Registration Statement (Form S-8 No. 333-153078) pertaining to the Geovic Mining Corp. Second Amended and Restated Stock Option Plan,

(3)	Registration Statement (Form S-8 No. 333-148843) pertaining to the Geovic Mining Corp. Amended and Restated Stock Option Plan (May 7, 2007), and

(4)	Registration Statement (Form S-8 No. 333-145676) pertaining to the Employee Benefit Plans of Geovic Mining Corp.;

of our report dated March 27, 2013 with respect to the 2012 and 2011 consolidated financial statements of Geovic Mining Corp. (an exploration stage company) included in this Annual Report (Form 10-K) of Geovic Mining Corp. for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Denver, Colorado

March 26, 2014